Exhibit 10.12

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm if publicly disclosed

LICENSE AGREEMENT

This License Agreement is made as of the Effective Date of October 19, 2007

BETWEEN:
The University of Ottawa,
having its administrative offices at Technology Transfer and Business Enterprise
800 King Edward Ave. (3042) Ottawa, Ont. K1N 6N5
(“uOttawa”)

AND:
Cellular Bioengineering Inc.
a corporation incorporated under the laws of Delaware and having its administrative offices at
1946 Young St. Suite 480
Honolulu HI 96817
(“CRP” or the “Licensee”)

Whereas uOttawa, or its affiliated research institution; the Ottawa Health Research Institute (“OHRI”) has invented, co-invented, developed and/or acquired the Licensed Technology; and

Whereas OBRI has agreed that uOttawa will be the lead institution for this agreement; and

Whereas CBI wishes to obtain a licence to use the Licensed Technology to make, market and sell products and services; and

Whereas uOttawa wishes to grant CBI such licence, on the terms and conditions set out below.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and obligations contained herein, and other good and valuable consideration, uOttawa and Licensee agree as follows:

1.	DEFINITIONS

(a)	“Affiliate” means any individual, corporation; partnership; trust, entity or other person that directly, or indirectly through one or more intermediates, controls, is controlled by, or is under common control with a party hereto. The term “control” means the possession, directly or indirectly, of at least 50% of the share capital or voting rights or of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership. of voting securities, by contract or otherwise;

(b)	“Commercial Sale” means the sale or other transfer of a Licensed Product for consideration, provided however that the transfer of such Licensed Product to a third party on an at-cost basis for use solely in research; development, or trials for regulatory approval will not constitute a Commercial Sale;

(c)	“Confidential Information” means the terms and conditions of this License Agreement, except as permitted under Section 9, and any and all discoveries, inventions, processes, methods, techniques, knowhow, trade secrets, and intellectual property and proprietary rights relating to the Licensed Technology, expressed in whatever form and may include technical information; procedures, formulae, protocols, software, specifications, flowcharts, instructions, research, financial or marketing data, business plans, patent, applications, and other documents and materials, and all modifications, variations, updates, enhancements and improvements thereof, that are disclosed by one party to the other party during the Term of this License Agreement Confidential Information may include unique combinations of separate items, which individually may or may not be confidential. To constitute Confidential Information of a party, the party must designate or otherwise indicate that the Confidential Information is confidential at the time of disclosure, and if such disclosure was made in writing or in other tangible form, it was marked “confidential”, and if made orally, it was or will be reduced to writing or in other tangible farm and marked “confidential “within 30 days of the oral disclosure. However, “Confidential Information” does not include:

i)	information that is in the public domain at the time it is received by the receiving party;

ii)	information that after receipt thereof by the receiving party enters the public domain other than through a breach of this License Agreement by the receiving party;

iii)	information that the receiving party can show was, prior to receipt thereof from the disclosing party, lawfully in the possession of the receiving party and not then subject to any obligation on the part of the receiving party to maintain the confidentiality thereof;

iv)	information that the receiving party can show was independently developed by employees; agents or consultants of the receiving party without any knowledge or use of the information disclosed by the disclosing party under this License Agreement; or

v)	information that is approved in writing by the disclosing party for disclosure, provided that the disclosure by the receiving party was made in accordance with the terms of such approval;

(d)	“Improvements” means any and all modifications, variations, updates, enhancements and improvements, whether patentable or not, to the subject matter claimed by the Licensed Patents, that are conceived or reduced to practice pursuant to the Research Agreement in Schedule “C” by one or more of the inventors, principal investigators and/or other individuals identified in Schedule “A” attached to this License Agreement .

(e)	“Initial License Fee” is defined in Section 3.e;

(f)	“Field of Use” means all fields unless expressly set out in Schedule “A” attached to this License Agreement;

(g)	“uOttawa Trademarks” means any mark, trademark, service mark, logo, insignia, seal, design, symbol or device used by uOttawa (or OHRI);

(h)	“Licensed Patents” means the patents and patent applications listed in Schedule “A” attached to this License Agreement which are owned or co-owned by uOttawa and/or OHRI, including any renewal, division, continuation, continued prosecution application or continuation-in-part of any of such patents and applications, any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions; confirmations, registrations; revalidations, revisions, supplementary protection certificates and additions of or to any of the foregoing, and any foreign counterparts of any of the foregoing;

(i)	“Licensed Product” means any product, device, component, method or procedure in the Field of Use, the manufacture, use, distribution; delivery or sale of which would infringe a Valid Claim or trade secrets of uOttawa in the country of such manufacture, use., distribution, delivery or sale, but for the license granted in section 3;

(j)	“Licensed Technology” means;

i)	any and all discoveries, inventions; processes, methods, techniques, know-how, and intellectual property and proprietary rights, expressed in whatever form including technical information, processes, procedures, cell lines, methods, formulae, protocols, software, specifications, instructions, data, documents and materials described in Schedule “A” attached to this License Agreement that are owned by uOttawa and/or OFIRI during the Term, in the Field of Use and Territory (including those contained in or directly relate to the Licensed Patents); and

ii)	any and all improvements;

(j)	“Net Sales” means all revenues, receipts; money, and the fair market value of any shares or other securities, or other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by Licensee (but not including Sublicensing Revenue) from the use, marketing, manufacturing, sale or distribution of the Licensed Technology and/or any Licensed Products less only the following eligible deductions: discounts; allowances for bad debts; taxes, import and customs duties and tariffs to the extent actually paid by the selling party; and amounts repaid or credits taken by reason of rejections; defects or returns. Licensed Products furnished to a third party on an at cost basis or for which payment is not intended to be received for use solely in research, development and trial for regulatory approval, are not to be included in the calculation of Net Sales;

(k)	“Report” means a payment or annual report in the form referred to in Section 11.b setting out in detail how the amount of Net Sales and Sub-licensing Revenue was determined;

(l)	“Royalty Due Date” means June 30th of each year during the Term;

(m)	“Sublicense Agreement” has the meaning ascribed to it in Section 3.c;

(n)	“Sub-licensee” means an individual, entity or person that is expressly licensed by Licensee, pursuant to the authority granted in this License Agreement to grant sublicenses under the Licensed Technology;

(o)	“Sub-licensing Revenue” means all revenues, receipts, monies, and the fair market value of any shares or other securities and all other consideration directly or indirectly collected or received whether by way of cash, credit or other value received by Licensee pursuant to each sublicense agreement relating to the Licensed Technology, and/or any Licensed Products, including, without limitation, all milestone payments, royalties and license fees received by Licensee from any Sub-licensee relating to the Licensed Technology and/or any Licensed Products, but excluding any amounts received and expended by Licensee to add, modify, improve or enhance manufacturing and other infrastructure facilities required for the development and production of the Licensed Technology and/or Licensed Products;

(p)	“Term” means the period described in Section 15; and

(q)	“Valid Claim” means any claim of an issued and unexpired patent within the Licensed Patents which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in a decision that is not subject to appeal, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise, or a pending claim in a pending patent application within the Licensed Patents.

2.	PROPERTY RIGHTS IN THE LICENSED TECHNOLOGY

(a)	Representation of uOttawa. Licensee acknowledges and accepts that uOttawa represents that (i) except as specifically set forth in Schedule A, uOttawa and/or OHRI own or co-own solely with each other (or have authorization for) all rights, title and interest in and to the Licensed Technology, and (ii) as of the Effective Date, uOttawa and/or OHRI are not aware of, nor has uOttawa and/or OHRI received notice of any allegations or claims that the Licensed Technology infringe the patent or other proprietary rights of any third party. Licensee acknowledges and accepts that uOttawa has made no inquiries or undertaken any due diligence with respect to these representations and that such representations are limited to the best knowledge and belief of the technology transfer offices of uOttawa and/or OHRI. If, during the Term, uOttawa and/or OHRI become aware of, or has received notice of, any allegations or claims that the Licensed Technology infringes the patent or other proprietary rights of any third party, uOttawa and/or OHRI will so promptly notify Licensee in writing.

(b)	Ownership of Licensed Technology. Licensee will, at the request of uOttawa, sign all documents as may be required to ensure that ownership of the. Licensed Technology remain with- uOttawa.

(c)	Report on Improvements. On June 30th of each year-during the Term, Licensee will provide uOttawa with a report on any Improvements in and to the Licensed Technology which Licensee and its Sublicensees may have developed and/or acquired in the preceding 12-month period.

3.	GRANT OF LICENSE

a.	License Grant. Subject to the terms and conditions of this License Agreement, uOttawa hereby grants Licensee an exclusive, royalty-bearing right and license, including the right to grant sublicenses: (i) to use and practise the Licensed. Technology, including without limitation the right to use, copy, modify, distribute, make derivative works of and otherwise exploit the Licensed Technology; and (ii) under the Licensed Technology (including, without limitation, the Licensed Patents) to make, use, sell, distribute, deliver, offer to sell, import, export and practise products and processes and to have such rights exercised on licensee’s behalf by third parties. In addition, Licensee is granted a non-exclusive worldwide right to utilize any and all technical information and in vivo or in vitro data that has been generated up to the Effective Date and during the course of subsequent of Licensee’s sponsored research, by uOttawa, OHRI or their collaborators (except to the extent explicitly prohibited by preexisting contract) related to polymers covered by the claims of the Licensed Patents.

b.	Exclusive Field of Use and Territory: are defined in Schedule A. At any time during the term of this Agreement, upon written notice by either party, the parties shall enter into good faith negotiations for expansion of the Field to include other areas of interest to both parties, where that Field is available.

c.	Sub-licensing. Any sublicense grant of rights to the Licensed Technology will be restricted to the Field of Use and Territory and will be subject to substantially the same terms and conditions as set out in this License Agreement (the “Sub-license Agreement”), with the exception of those terms and conditions that relate to additional royalties and additional consideration that Licensee may require a Sub-licensee to pay to Licensee under the Sub-license Agreement, provided that regardless of the amount of these additional royalties and consideration between Licensee and Sub-licensee, the royalty on Commercial Sale of the Licensed Product paid by Sub-licensee to Licensee will not be lower than the royalty on Commercial Sale of the Licensed Product payable by Licensee to Licensor under this License Agreement. Each Sub-license Agreement will specifically reference this License Agreement and all rights in it that are retained by uOttawa. At least 30 days prior to the execution of the Sublicense Agreement, Licensee will forward to uOttawa a final draft copy of the Sub-license Agreement for uOttawa’s review and comment.

d.	Rights Retained By uOttawa and OHRI. In granting the license hereunder or the subsequent grant of any sub-license by Licensee, uOttawa and OHRI retain rights to use IP for research, clinical and educational purposes within the OHM and uOttawa system and any academic and not-for-profit institutions which are collaborating with uOttawa or OHRI. uOttawa and OHRI will notify Licensee of any proposed clinical studies no less than 30 days in advance of submitting an institutional IRB for the study and shall provide Licensee with a copy of the draft protocol to be submitted as well as the final protocol when approved by the IRB. For clarity, this shall include the right to conduct human clinical trials at uOttawa and/or OHRI or with academic and not-for-profit collaborators chosen at the discretion of uOttawa and/or OHRI for clinical research purposes. Nothing in this License Agreement restricts the right of uOttawa to use and practise the Licensed Technology outside the Field of Use or Territory for any purpose, including commercial purposes, and to license others to do the same.

e.	Initial License Fee. In consideration of the license granted herein, Licensee will pay to uOttawa a nonrefundable initial license fee in the amount set out in Schedule “B” of this License Agreement (the “Initial License Fee”) due and payable immediately upon execution of this License Agreement.

f.	Right of First Offer. During the term of the Research Agreement attached hereto as Schedule C, and in the event uOttawa and/or OHRI intends to license another polymer material created by the research team for use in the Field (hereinafter “Materials for Similar Use”) to a third party in the Field (except to the extent that such license is required by a sponsored research agreement between uOttawa and such third party), or during the term of the License, in the event that uOttawa intends to license for use outside of the Field a polymer material covered by the Licensed Patents or utilizing the Licensed Technology (hereinafter “Licensed Materials”), then uOttawa and/or OHRI shall provide Licensee with notice of such intent and shall describe the terms and conditions under which uOttawa and/or OHRI is prepared to grant the rights (hereinafter “Notice of Intent to License”).

g.	Licensee will have thirty (30) days from receipt of a Notice of Intent to License from uOttawa and/or OBRI to provide written notice of interest to Licensor. The parties will then negotiate in good faith for three (3) months to license for such material for use in the Field. In the event the parties do not execute a license to such use within such three (3) month period, uOttawa and/or OHRI shall be free to enter into an agreement with any other person with respect to such use provided, uOttawa and/or OBRI shall .not offer .or transfer such new product to a third party on terms that are more favourable to that third party than the terms offered by uOttawa and/or OHRI to Licensee within three (3) months of making such offer to Licensee.

h.	Prior to the commencement of the first Licensee-sponsored human clinical trial utilizing polymers covered by the claims of the Licensed Patents, Licensee and uOttawa will mutually agree upon one or more independent ophthalmologists to be retained by Licensee to provide clinical trial oversight.

4.	ROYALTIES AND’OTIEER AMOUNTS

a.	Royalty Amounts. In consideration of the license .granted herein and for the Term of this License Agreement, Licensee will pay to uOttawa; in the manner designated in this. License Agreement; as earned royalty, the amounts set out -in Schedule “B”. Licensee will pay any royalties due and payable on Net Sales-and. Sublicensing Revenue within 60 days after Royalty Due Date for the twelve month period immediately ending on the applicable Royalty Due Date. All amounts due to uOttawa under this License Agreement are in Canadian dollars and are to be paid. in Canadian dollars. With respect to sales of Licensed Products invoiced in a currency other than Canadian dollars, the ‘Net Sales and royalties and other payments payable hereunder shall be expressed in the domestic currency of the party making the sale together with the Canadian dollar equivalent of the royalty payable, and such exchange shall be determined based on, the average of the Canadian dollar equivalent exchange rate as reported in the United States Federal Reserve Statistical Release: Foreign Exchange Rates, available on-line at http://federalreserve.gov/releases/ for the first and last business day for the calendar quarter in which the transaction occurs.

b.	Combination Products. If Licensee, or Sub-licensee as the case may be, sells a Licensed Product in combination with another product or products where one or more of such products are not Licensed Products (a “Combination Product”), Net Sales under such circumstances will be calculated by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition)by the fraction, A/(A + B) where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other product(s) sold separately in finished form. In the event that the Combination Products are not sold separately in finished form (such as, for instance, a Licensed Product and a device to deliver Licensed Product which are sold together in a kit), then the calculation shall be based on the relative cost of goods of the component products.

c.	Payment Absolute. Except as otherwise specifically set forth in this Agreement, the obligation of Licensee to make all payments under this License Agreement is. absolute and unconditional and is not, except as expressly set out in this License Agreement, affected by any circumstance, including without limitation any set-off, compensation, counterclaim, recoupment, defence or other right which Licensee may have against uOttawa. Furthermore; Licensee will pay all taxes and any related interest-or penalty designated in any manner and imposed as a result of the existence or operation of this License Agreement, other than tax which Licensee is required to withhold or deduct from payments to uOttawa.

5.	PATENTS

a.	Patent Applications. uOttawa shall apply for, prosecute, seek issuance of and maintain during the term of this Agreement the Licensed Patents in Canada, the United States and in foreign countries mutually determined by uOttawa and Licensee. Licensee agrees to re-imburse uOttawa for fifty percent (50%) of all out-of-pocket costs associated with the continuation of the prosecution of Licensed Patents in Canada, the United States and those countries agreed upon by Licensee and uOttawa. Licensee may identify any process, use or products arising out of the Licensed Technology that may be patentable.

b.	Patent Prosecution. uOttawa will be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents with respect to the Licensed Technology; and Licensee will pay fifty percent (50%) of all out-of-pocket costs of applying. for, registering and maintaining. the patent in the jurisdictions in which both parties agree that a patent is required. In the event that Licensee fails to pay fifty percent (50%) of the out-of-pocket costs of applying for, registering or maintaining the patent in the jurisdictions in- which both parties agree that a patent is required, Licensee will relinquish all licensed-rights to such patent application or patent. At the request of Licensee, uOttawa may elect to appoint Licensee, as its agent to prepare, file, prosecute and maintain any or all of the patent rights relating to the Licensed Technology in the name of uOttawa, provided that Licensee (i) seeks and maintains the strongest and broadest patent claims practicable in the best interest of uOttawa, complies with other reasonable requirements which uOttawa may impose, and provides uOttawa with all documentation and correspondence from, sent to or filed with patent offices regarding the Licensed Patents and with a reasonable opportunity to review and comment upon all filings with such patent offices in advance. With respect to Licensed Patents, Licensee will have the right to file, prosecute and maintain patent applications and patent if Licensee pays for all of the expenses. In the event that Licensee elects not to file any patent application within the Licensed Patents, or thereafter elects not to continue prosecution of any such patent application; or elects not to maintain any patent that may issue therefrom and thereby relinquishes all licensed rights to such patent application or patent, Licensee will promptly and on a timely basis notify uOttawa thereof and uOttawa will have the right but not the obligation, at uOttawa’s option and expense, to file, prosecute and maintain such patents or patent applications. Licensee will reasonably cooperate with and assist uOttawa in connection with any filing, prosecution and maintenance activities undertaken by uOttawa in accordance with this section. uOttawa will consult with Licensee sufficiently in advance to provide Licensee a reasonable opportunity to comment with respect to such filing, prosecution and maintenance activities. Any and all patents for which Licensee elects not to maintain or continue prosecution will not be considered Licensed Patents hereunder.

If uOttawa does not intend to file for patent protection or does not wish to continue preparation, prosecution, or maintenance of a Licensed Patent, then it shall give at least thirty (30) days advance notice for Licensee to act in its stead. In such case, Licensee may elect at its sole discretion to continue preparation, filing and prosecution or maintenance of said patent at its sole expense on behalf of uOttawa and .uOttawa shall execute such documents and perform such acts as may be reasonably necessary for Licensee to file or to continue prosecution or maintenance.

6.	DISCLAIMER OF WARRANTY

a.	Disclaimer. Except as expressly set out in Section 2, uOttawa and/or OHRI makes no representations, conditions, or warranties, either express or implied; with respect to- the-Licensed Technology or that the exercise by Licensee of the rights granted under this License Agreement will not infringe the patent or proprietary rights of a third party. Without limitation, uOttawa anchor OHRI specifically disclaims any implied warranty, condition, or representation that the Licensed Technology corresponds to a particular description; is of merchantable quality; is fit for a particular purpose; or is durable for a reasonable period of time.

b.	Damages. uOttawa and/or OHRI will not be liable for any damage or loss, whether direct, consequential, incidental, or special which Licensee or its agents suffer arising from any defect, error or fault of the Licensed Technology or its failure to perform. Licensee acknowledges that it has been advised by uOttawa and OHRI to undertake its own due diligence regarding the Licensed Technology.

c.	Third Party Claims or Infringement. Except as expressly set out herein, nothing in this License Agreement constitutes a warranty or representation by uOttawa and/or OHRI as to title to the Licensed Technology or that anything made, used, sold or otherwise disposed of under any license granted under this License Agreement is or will be free from claims or allegations of infringement of patents, copyrights, trademarks, industrial design or other intellectual property rights; or imposes an obligation on uOttawa and/or OHRI to bring or prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trademarks, industrial designs or other intellectual property or contractual rights.

7.	PATENT INFRINGEMENT, MISAPPROPRIATION AND ENFORCEMENT

a.	Licensed Technology Infringes Third Party Rights. Should any third party threaten or make a complaint or claim that the manufacture, use, import or sale of a Licensed Product or the use of the Licensed Technology by Licensee or its Sublicensees infringes or constitutes wrongful use of such third party’s intellectual property rights during the Term, Licensee will give uOttawa and OHRI prompt written notice detailing as many facts as reasonably practicable concerning such complaint and the positions taken by the third party and taken or proposed to be taken by Licensee. Licensee will bear all costs and expenses (including legal fees) incurred by Licensee or any Sublicensee in investigating, resisting, litigating and settling the complaint, including payment of any award of damages and/or costs to any third party to the extent that such complaints are based of the use or practice by Licensee (or Sublicensees) of the Licensed Technology, without the right to credit any of such expenses, costs, fees and other payments against earned royalties from sales of Licensed Products in those countries where such Licensed Products or Licensed Technology are subject to such complaints, except as expressly permitted under this section.

b.	Third Party Infringes Licensed Technology. uOttawa, OHRI and Licensee agree that, should a party become aware of, any actual or potential infringement or wrongful use of the Licensed Technology by a third party, during the Term, that party will give the other party prompt notice concerning such infringement or potential infringement or wrongful use. uOttawa and OHRI will reasonably cooperate with Licensee including the signing of all necessary documents to vest in Licensee the right to institute any action that Licensee determines to take with respect to such infringement or use, provided that Licensee will bear all of the direct and indirect costs and expenses associated with instituting and conducting the action (including litigation) or settlement. If Licensee succeeds in the action, Licensee will be free to retain for itself the amounts of any and all damages and other relief (including, without limitation, any punitive, aggravated and special damages) that a court may award to it or as may be settled by Licensee and third party, after deducting from such award or settlement (i) all costs and expenses (including legal fees) incurred by Licensee or any Sublicensee in investigating, litigating and settling the infringement by the third party; and (ii) for purposes of remitting to uOttawa, the amount of royalties that would otherwise be due and payable by Licensee to uOttawa under this License Agreement had sales of Licensed Product in the Field of Use and Territory not been lost or otherwise adversely affected by the infringing activities of the third party. In the event that Licensee determines not to take actions against such infringement or use, it shall notify uOttawa and uOttawa (and/or OHRI) will have the right to join Licensee as a party plaintiff in any litigation brought by uOttawa to enforce uOttawa intellectual property rights in the Licensed Technology. uOttawa (and/or OHRI) will pay all expenses incurred by Licensee in connection with Licensee’s participation as a party plaintiff in the litigation, and uOttawa will be free to retain for itself the amounts of any and all damages and other relief (including, without limitation, any punitive, aggravated and special damages) that a court may award to it or as may be settled by uOttawa and the third party,

8.	INDEMNITY & LIMITATION OF LIABILITY

a.	Indemnification by Licensee. Licensee agrees to indemnify, hold harmless and defend uOttawa, OHRI, their Boards of Governors, directors, officers, employees, faculty, students, invitees, and agents (the “Indemnified Parties”) against any and all third party demands, claims, suits, proceedings, actions of any nature or kind whatsoever (“Claims”), liabilities, damages, judgments, costs, expenses and fees (including reasonable legal expenses) (“Losses”) arising out of or in any way associated with the use, manufacture, marketing and sale of the Licensed Products, the use of the Licensed Technology, whether by Licensee or its Sub-licensees or their customers or end users, and any damage, loss, cost or expense incurred by the Indemnified Parties relating to Claims that the Licensed Products and/or Licensed Technology infringe the patent or other proprietary rights of a third party, to the extent that such Claims or Losses do not result from the gross negligence or willful misconduct of any of the Indemnified Parties.

b.	Limitation of Liability. The total liability of the Indemnified Parties to Licensee, whether under the express or implied terms of this License Agreement, in tort (including negligence), contract or otherwise, for Losses suffered by Licensee that may arise out of or in any way be associated with this License Agreement is, in the aggregate, limited to the amount of the Initial License Fee and Milestone Payments listed in Schedule B. Neither party will have any liability of any kind to the other party for any indirect, incidental, special or consequential damages or losses, however caused, even if such party has been advised of the possibility of such damages or losses.

9.	CONFIDENTIALITY AND-.PUBLICATION

a.	Use of Confidential Information. During the Term, the receiving party will limit disclosure of the disclosing party’s Confidential Information to those directors, officers, employees, agents, consultants and professional advisors of the receiving party who need to know the Confidential Information of the disclosing party in order to assist the receiving party perform the activities directly related to this License Agreement, and the receiving party will ensure that such directors, officers, employees, agents, consultants and professional advisors will agree to, and be bound by, the terms of this section: Except as expressly permitted in this License Agreement, Confidential Information of the disclosing party will not be copied or otherwise reproduced by the receiving party without the express written permission of the disclosing party. All copies will, on reproduction by the receiving party, contain the same disclosing party proprietary and confidential notices and legends which appear on the original Confidential Information, unless authorized otherwise by the disclosing party in writing. During the Term and for five (5) years thereafter, the receiving party will use reasonable efforts to keep the disclosing party’s Confidential Information confidential and will not, directly or indirectly, deal with, use, exploit or disclose such Confidential Information to any person or entity for any purpose except as expressly set out in this License Agreement or unless and until expressly authorized in writing to do so by the disclosing party. Disclosure or use of the Confidential Information by the receiving party in breach of this License Agreement will be deemed to cause the disclosing party irreparable harm for which damages are not an adequate remedy. If the receiving party is required by a judicial, administrative or other legal process to disclose the disclosing party’s Confidential Information, the receiving party will promptly notify the disclosing party and allow the disclosing party reasonable time to oppose the process before disclosing the Confidential Information.

b.	Publication. Licensee acknowledges that it is part of the mandate of uOttawa as an academic research institution to publish or present the results of research conducted by uOttawa researchers. Licensee will be provided with a copy of any proposed presentation or publication concerning the Licensed Technology at least 30 days prior to its presentation or submission for publication, and will have 21 days from receipt of the proposed presentation or publication to review same for patentable subject matter or Confidential Information of Licensee. Failure of Licensee to respond to uOttawa within the 30 day period will be deemed acceptance by Licensee of the proposed presentation or publication and uOttawa may proceed with such presentation or publication without further notice to Licensee. The parties agree that the purpose of this section is to protect the rights of uOttawa and Licensee relating to potentially patentable inventions arising from research conducted by uOttawa researchers on the Licensed Technology and the rights of Licensee in Licensee’s Confidential Information. Any Licensee’s Confidential Information will be removed from the proposed presentation or publication, and any contemplated presentation or publication concerning details of an invention arising from such research will be delayed for 90 days from the date of receipt by Licensee of the proposed presentation or publication or until a patent application may be filed or other appropriate steps taken to protect the commercial value of the invention, as determined by uOttawa in consultation with Licensee, whichever is earlier. Notwithstanding the foregoing, if the Licensee engages the services of uOttawa researchers to conduct a clinical trial relating to the Licensed Technology, the parties agree that with respect to the publication of results of that particular clinical trial, the provisions of said clinical trial agreement will supersede this section. Notwithstanding the foregoing, Licensee acknowledges and agrees that uOttawa may disclose the names of the parties to this License Agreement and the names of the inventors of the Licensed Patents and/or Licensed Technology. Licensee will be acknowledged and recognized in all publication or presentation as the exclusive worldwide commercial Licensee of the Licensed Technology, unless the Licensee declines to be recognized and acknowledged in writing.

10.	PRODUCTION & MARKETING

a.	Use of Name or Marks. Neither party will use Marks or Trade-marks of the other party and/or OHRI, or make reference to- such other party or its name in any advertising or publicity; without the prior written consent of the other party. Without limitation, neither party will issue a press release regarding this License Agreement or the Licensed Technology without the prior written consent of the other party.

b.	Licensee Representations. Licensee represents and warrants to uOttawa that it is a corporation duly organized, existing and in good standing under the laws of Delaware and has the power, authority and capacity to enter into this License Agreement and to carry out the transactions contemplated by this License Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings; and it has the infrastructure, expertise and resources to develop and commercialize the Licensed Technology in the Field of Use and Territory; to track and monitor on an ongoing basis performance under the terms of each sublicense entered into by Licensee; and that it will not, unless otherwise agreed to under a separate written agreement, conduct research programs of Licensee at uOttawa facilities or performed by uOttawa faculty, students, postdoctoral fellows, staff or other personnel with respect to the Licensed Technology.

c.	Licensee Efforts. During the Term, Licensee will use commercially reasonable efforts to exploit the Licensed Technology in the Field of Use and Territory where it is commercially reasonable to develop Licensed Products to meet, or cause to be met, market demand; allocate to the development and commercialization of the Licensed Technology appropriate diligence, expertise, infrastructure, and resources; meet or exceed the performance milestones and other requirements set out in Schedule “B”; and comply with all laws, regulations and ordinances, whether federal, state, provincial, county, municipal or otherwise, with respect to this License Agreement and the Licensed Technology.

11.	RECORDS AND AUDIT RIGHTS

a.	Records. Licensee will maintain at its principal place of business, or another place as may be most convenient, separate books of account and records of all Net Sales and- Sublicensing Revenues, and sublicences and all business done in connection with the Licensed Technology and Licensed Products. The books of account and records will be in sufficient detail to enable accurate calculation of royalties and other payments due to uOttawa under this License Agreement. Licensee will cause its Sublicensees to keep similar accounts and records. Licensee will preserve the books of account and records for at least six (6) years after the end of the period covered by such books of account and records, which obligation will survive expiration or earlier termination of this License Agreement.

b.	Reports. Licensee will complete and deliver to uOttawa, a completed Payment Report in the form attached as Schedule “B” (or as amended from time to time) together with the royalty payable under this License Agreement. The first Payment Report will be submitted within 30 days of the first Royalty Due Date after the receipt of the first Net Sales or Sublicensing Revenue, and thereafter a Payment Report will be delivered every twelve (12) months regardless of whether any Net Sales or Sublicensing Revenue was received in the preceding period; and on or before the date set out in Schedule “B” attached to this License Agreement of each year dining the Term. The calculation of royalties will be carried out in accordance with generally accepted accounting principles applied on a consistent basis:

c.	Audit Rights. Upon at least 15 days’ written notice, uOttawa will have the right, through an independent, certified accounting firm reasonably acceptable to Licensee, to examine such records and books of account of Licensee and its Affiliates as are necessary to verify the accuracy of royalty and other payments of Licensee under this License Agreement. Such right may be exercised only once during any 12-month period. Such examination may be performed at any time within two (2) years after the end of the reporting period to which the books of account pertain, and will be performed during normal business hours at Licensee’s major place of business or at such other place as may be agreed upon by uOttawa and Licensee. The accounting firm may make abstracts or copies of such books of account solely for its use in performing the examination and subject to the confidentiality provisions of this Agreement. If an inspection of Licensee’s records by the accountant of uOttawa shows that Licensee has paid more than required under this License Agreement, any excess amounts will, at Licensee’s option, be promptly refunded or credited against future royalties with interest from the date of overpayment. However, if an inspection of Licensee’s records shows an underreporting or underpayment by Licensee of any amount to uOttawa, by more than ten percent (10%) for any 12-month period, then Licensee will reimburse uOttawa for the out-of-pocket cost of the inspection as well as pay to uOttawa any amount found due (including any interest) within 30 days of receipt of the results of such inspection.

12.	INSURANCE

a.	Beginning with the submission to a human research ethics board of a protocol sponsored by the Licensee or Sub-licensee for a human clinical trial of the first Licensed Product, sponsored human clinical trial and thereafter during the Term and for three (3) years after the last sale of a Licensed Product by Licensee, Licensee will obtain and maintain comprehensive general liability insurance including product liability and errors and omissions insurance which will protect the Indemnified Parties with respect to events covered by the indemnification granted by Licensee to uOttawa under this License Agreement. Such insurance will be endorsed to include product liability coverage of at least $3 million per occurrence on a claims-made basis. Licensee will maintain such coverage with a third party commercial insurance carrier(s) rated A or better. Licensee will cause the insurance carrier to include uOttawa as a named additional insured on all such policies. The policy will include a waiver of subrogation against uOttawa and contain a severability of interest and cross-liability provisions and also provide that the policy will not be cancelled or materially altered except on at least 30 days prior written notice to uOttawa, and uOttawa may thereafter have the right to terminate this License Agreement. Licensee will provide uOttawa with copies of the endorsements to such policies naming uOttawa as an additional insured. Licensee will not allow the first clinical trials involving humans or the first Commercial Sale of Licensed Product to take place before the certificate or other relevant document is provided to uOttawa for approval in writing if such document meets the requirements set out in this section.

13.	ASSIGNMENT AND ENCUMBRANCE

Licensee will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this License Agreement without the prior written consent of uOttawa, such consent not to be unreasonably withheld or delayed; provided, however, that either party may assign this Agreement, without the consent of the other party, (i) to any of its Affiliates, if the assigning party guarantees the full performance of its Affiliates’ obligations hereunder, or (ii) in connection with the transfer or sale of all or substantially all of its assets or business or in the event of its merger or consolidation with another company,. In all cases the assigning party shall provide the other party with prompt notice of any such assignment. Any purported assignment in contravention of this Section shall, at the option of the non-assigning party, be null and void and of no effect. No assignment shall release either party from responsibility for the performance of any accrued obligation of such party hereunder.

14.	NOTICES

All payments, reports and notices or other documents that a party is required or may want to deliver to the other party will be in writing and delivered by (i) personal delivery or nationally recognized courier service and deemed to have been received at the time of delivery, or (ii) registered or certified mail (with all postage and other charges prepaid) and deemed to have been received at the end of the fifth (5th) day after it is posted, except that in the event of a postal strike, such notice will be deemed to have been received upon actual receipt, to the address set out below, or to such other address that the parties may subsequently direct in writing.

If to uOttawa:	Technology Transfer and Business Enterprise (TTBE)
University of Ottawa
800 King Edward Ave (3042)
Ottawa, Ont.
K1N 6N5 Canada
Fax: 613.562.5336
Attention: Director, TTBE

If to CBI/ Licensee:	Cellular Bioengineering, Inc.
1946 Young Street, Suite 480
Honolulu, Hawaii 96826
Fax: 808-949-2209
Attention: President and CEO

Payment of-all amounts due to uOttawa under the terms of this license may be made as follows:

a)	by cheque made payable to “University of Ottawa -TTBE” delivered to uOttawa at the above address; or

b)	by wire transfer in accordance with the instructions set out below:

[***]

15.	TERM and TERMINATION

a.	The term (“Term”) of this License Agreement will commence on the License Effective Date and end on the date set out in Schedule “B” attached to this License Agreement.

b.	This License Agreement will automatically and immediately terminate (i) upon the expiry of the term of this License Agreement, or (ii) without notice to Licensee upon or after (A) the filing by Licensee of a petition in bankruptcy or insolvency, or (B) any final adjudication that Licensee is bankrupt or insolvent.

c.	At any time after five (5) years from the Effective Date of this agreement, uOttawa may terminate or render this license non-exclusive if, in uOttawa’s reasonable judgement, the Annual Reports furnished by the Licensee do not demonstrate that the Licensee has put the Licensed Technology into commercial use, or if Licensee is not engaged in research, development, manufacturing and marketing of the Licensed Technology with a goal of commercial use. For clarity, uOttawa and/or OHRI are seeking an active commercial licensee and do not want intellectual property to be inactive with a licensee.

d.	uOttawa may, at its option, terminate this License Agreement upon thirty days prior written notice to Licensee if one or more of the following occurs; provided, however, that such termination shall become effective only if the Licensee shall fail to remedy or cure the breach or condition within the period provided in Section 15(f) of this Agreement:

i.	the filing by Licensee of any petition or any application seeking reorganization, readjustment or rearrangement of the business of Licensee under any federal or provincial law relating to bankruptcy or insolvency;

ii.	the making by Licensee of any assignment or attempted assignment for the benefit of creditors;

iii.	Licensee becoming insolvent, as evidenced; for example (without limitation) by (i) the appointment of a receiver or a receiver manager for all or substantially all of the property of Licensee, (ii) the inability of Licensee to pay its liabilities generally as they become due, (iii) the termination of a majority of Licensee’s employees, or (iv) Licensee ceasing, or imminently ceasing by, way of a third party petition remaining in place for 30 days, to carry on business;

iv.	any resolution passed, order made, or other steps taken by Licensee for the winding up, liquidation or other termination of the existence of the Licensee;

v.	the Licensed Technology becomes subject to any security interest, lien, charge or encumbrance in favour of any third party claiming through Licensee which uOttawa has not given its consent;

vi.	if Licensee cancels its insurance coverage or materially alters its insurance coverage to the detriment of uOttawa;

vii.	if Licensee is in material breach of any other agreement relating to the Licensed Technology entered into between Licensee and uOttawa, and the breach has not been cured within the time provided for the curing of the breach under the terms of the related agreement, or if such related agreement has not been subsequently terminated in accordance with the terms of that agreement.

e.	Termination by Licensee. Licensee may terminate this License Agreement for whatever reason at any time upon giving uOttawa 60 days prior written notice.

f.	Remedy Period. A party may terminate this License Agreement for a breach by the other party if the breach is not remedied after providing the following notice to the other party:

i.	30 days notice in the case of any breach which can reasonably be remedied. within 30 days of receipt of the notice, and for the avoidance of doubt, non-payment by Licensee of the Initial License Fee, patent expenses, royalties and other amounts under this License Agreement will be deemed to be an event that can be remedied within 30 days; or

ii.	90 days notice in the case of any breach which cannot reasonably be remedied within 30 days of receipt of notice.

g.	Outstanding Amounts: Return of Licensed Technology. If this License Agreement is terminated, Licensee will make all outstanding royalty payments to uOttawa under Articles 5, and uOttawa may proceed to enforce payment of all outstanding royalties or other monies owed to uOttawa and to exercise any or all of the rights and remedies available under this License Agreement or otherwise available by law or in equity, successively or concurrently, at the option of uOttawa. Within five (5) days of the date of termination, Licensee will deliver to uOttawa all Licensed Technology that are in its possession or control and has no further right of any nature in the Licensed Technology.

h.	Cease Use of Licensed Technology On the date of termination, Licensee and its Sublicensees will cease to use the Licensed Technology or to manufacture or sell the Licensed Products except and to the extent permitted by this section. For a period not to exceed six (6) months following the date of termination, Licensee and its Sublicensees may sell any Licensed Products remaining in their respective inventory or stock. Licensee will deliver to uOttawa an accounting within six months from termination. The accounting will specify, in or on such terms as uOttawa may in its reasonable discretion require, the inventory or stock of Licensed Products manufactured and remaining unsold six (6) months after termination. Licensee will continue to make royalty payments to uOttawa on all Licensed Products that are sold in accordance with this section.

15.	GOVERNING LAW AND DISPUTE RESOLUTION

1.	Governing Law. This License Agreement is governed by, and will be construed in accordance with, the -laws of the Province of Ontario and the laws of Canada applicable therein, without regard to any choice or conflict of laws, rule or principle, that will result in the application of the laws of any other jurisdiction.

2.	Dispute Resolution. The parties agree that any and all disputes and controversies arising from, connected with, or relating to this License Agreement, including relating to the construction, meaning, performance or effect of this License Agreement or any breach thereof (collectively “Disputes”) will be resolved in accordance with the terms of this section:

i.	Informal Dispute Resolution. Prior to initiating formal dispute resolution procedures, the parties will first attempt to resolve any Dispute directly through good faith negotiations. Either party may deliver to the other a written notice requiring negotiation of the Dispute (“Notice to Negotiate”). The parties will seek to resolve Disputes through negotiations; but may escalate the resolution of any Dispute internally as necessary or appropriate at the executive level. If the Dispute has not been resolved within 15 days after the delivery of a Notice to Negotiate, either party may by written notice (“Notice to Mediate”) require the other to mediate the Dispute in accordance with section 15.b.ii (below). To the fullest extent permitted by law, the parties will conduct the negotiations in confidence.

ii.	Mediation. The parties agree to retain the services of a mutually acceptable third party mediator to mediate the resolution of the Dispute. Unless the parties otherwise agree in writing, the mediator will be resident in Ottawa, and all meetings regarding the mediation will be held either by video or telephone conference or by in person meetings held in such city. No party will unreasonably withhold acceptance of a mediator, and the selection of a mediator will be made within 15 days following the conclusion of direct negotiations regarding a Dispute pursuant to paragraph 15.b.i above. If a mediator is not appointed, or if, following the appointment of a mediator, the Dispute is not resolved within 30 days, or such extended period that the parties may agree to in writing, after the delivery of the Notice to Mediate, then any party may elect to commence litigation pursuant to section 15.c below. To the fullest extent permitted by law, the parties agree to maintain the mediation proceedings in confidence; and share the costs of the mediator and the mediation facilities equally.

3.	Litigation. Any party may seek (i) interim measure of protection, including injunctive relief, prior to or during the negotiation or mediation of Disputes, and (ii) final resolution, from the courts sitting in Ottawa regarding any Dispute, and each party irrevocably and unconditionally attorns to the exclusive jurisdiction of such courts, and all courts competent to hear appears therefrom, for that purpose

16.	GENERAL

a.	Headings. The headings and subheadings in this License Agreement are inserted for convenience of reference only and will not be used in interpreting or construing the provisions of this License Agreement.

b.	Independent Contractor. The relationship between uOttawa and Licensee is that of independent contractors and nothing in this License Agreement will be construed as establishing an agency, partnership, joint venture, or employment relationship between the parties. No party has the authority to act on behalf of the other party, or to commit the other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

c.	Entire Agreement. The parties hereto acknowledge that this License Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and replaces and supersedes all prior discussions, agreements and writings in respect hereto, unless expressly set out in Schedule “B” attached to this License Agreement.

d.	Amendment. No amendment or variation to this License Agreement will operate to change or vary the terms, obligations or conditions hereof except upon mutual agreement by both parties signed by an authorized representative of each party.

e.	Severability. In the event that any provisions of this License Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, the remainder of the License Agreement will remain in full force and effect without said provision in said jurisdiction and such determination will not affect the validity or enforceability of such provision or the License Agreement in any other jurisdiction. The parties will in good faith negotiate a substitute clause for any prevision declared invalid or unenforceable, which will most nearly approximate the intent of the parties in entering this License Agreement

f.	Waiver. No condoning, excusing or overlooking by any party of any default, breach or nonobservance by any other party at any time(s) regarding any terms of this License Agreement operates as a waiver of that party’s rights under this License Agreement. A waiver of any term, or right under, this License Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver,

g.	Enurement. This License Agreement will enure to the benefit of and be binding upon the parties hereto, and their respective administrators, successors, and permitted assigns.

IN WITNESS WHEREOF, the duly authorized officers of the parties have executed this License Agreement to be effective as of the Effective Date first mentioned above, noted below.

University of Ottawa (Licensor; uOttawa)
by its authorized signatory:

/s/ D. Joe Irvine
Technology Transfer & Business Enterprise
Date: 10/17/07

Cellular Bioengineering Inc: (Licensee; CBI).
by its authorized signatory:

/s/ Anthony Lee
Vice President Engineering
Date: 10/17/07

SCHEDULE “A”: LICENSED TECHNOLOGY - FIELD AND TERRITORY

Licensed Technology

Patent	Name	Inventors	Owners	Exclusivity	Field(s)	Territory
WO200 6015490	Ophthalmic Devices and Related methods and compositions	Griffith, Carlsson, Li, Liu, Asmanrafat	OHRI, NRC	Exclusive	1 Corneal Transplantation	Worldwide
PCT/ CA2006 /001520	Interpenetrating Networks and related methods and compositions	Griffith, Li, Rafat, Liu	uOttawa, OHRI	Exclusive	1 Corneal Transplantation	Worldwide

1.	Field shall be limited to human and veterinary corneal transplantation.

Corneal Transplantation refers to the surgery to replace the damaged or diseased clear surface on the front of the eye (the cornea) by a healthy donor cornea or a functional Corneal Substitute. Alternative names for the surgery include, but is not limited to, keratoplasty and penetrating keratoplasty Transplantation of the cornea to prevent vision loss may be indicated in cases including but not limited to severe scarring of the cornea by injury or infection (as with corneal ulcers) and in genetic disorders such as keratoconus (inherited corneal thinning with visual distortion) and Fuch’s dystrophy (inherited corneal clouding with visual loss).

A Corneal Substitute refers to a partial or full thickness implant that is designed to replace damaged or diseased portions of cornea tissue, and may be fabricated from synthetic, semi-synthetic or biosynthetic materials. The definition does not, however, extend to implants designed to correct refractive errors, including but not limited to onlays, inlays, veneers, ring inserts, contact lenses, and IOLs.

For clarity, the licensed material is only that described in the licensed patents, and will also include any further improvements that are generated through the accompanying Research Agreement between uOttawa/OHRI and CBI, subject to the terms and conditions of that Research Agreement.

As set forth in the License Agreement, uOttawa and OHRI retain rights to use IP for research, clinical and educational purposes within the OHRI and uOttawa system and any academic and not-for-profit institutions which are collaborating with uOttawa or OHRI. CBI obtains the nonexclusive worldwide rights to use all in-vivo, and invitro data generated up to the date of the contract execution corresponding to the IP within the fields outlined and data generated during the Licensee’s sponsored research.

List of Exhibits and Schedules Omitted from the License Agreement

Pursuant to Regulation S-K, Item 601(a)(5), the Exhibits or Schedules to the License Agreement referenced above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission (the “Commission”) upon request.

Schedules:

Schedule B:	Fees, Royalties, Term, Performance Milestones, and Other Information
Schedule C	Research Agreement